U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C.
                                              FORM 4
                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   FITZMYERS, THOMAS J
   4637 Chabot Drive, Suite 200
   Pleasanton, CA  94588
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO. INC. - (SMCO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JUNE 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director                    ( ) 10% Owner
   (X) Officer (give title below)  ( ) Other (specify below)

   PRESIDENT AND CHIEF EXECUTIVE OFFICER

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |        536,632    |   D  |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |          9,157    |   I  | By Trust                  |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |   207,110  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |     1,125  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |     1,125  | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |     1,125  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |     1,125  | D |            |
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| Options on          |        |06/20|    | |           |   |01/01|01/01|            |       |       |            |   |            |
| Common Stock        | $23.00 |/1997|  A | |    1,125  | A |/1998|/2004|Common Stock| 1,125 | $23.00|     1,125  | D |            |
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| Options on          |        |06/20|    | |           |   |01/01|01/01|            |       |       |            |   |            |
| Common Stock        | $23.00 |/1997|  A | |    1,125  | A |/1999|/2004|Common Stock| 1,125 | $23.00|     1,125  | D |            |
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| Options on          |        |06/20|    | |           |   |01/01|01/01|            |       |       |            |   |            |
| Common Stock        | $23.00 |/1997|  A | |    1,125  | A |/2000|/2004|Common Stock| 1,125 | $23.00|     1,125  | D |            |
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| Options on          |        |06/20|    | |           |   |01/01|01/01|            |       |       |            |   |            |
| Common Stock        | $23.00 |/1997|  A | |    1,125  | A |/2001|/2004|Common Stock| 1,125 | $23.00|     1,125  | D |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

BY:  Thomas J Fitzmyers


/s/  Thomas J Fitzmyers
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DATE

June 23, 1997
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